                                                                   Exhibit 23(e)


                         CONSENT OF FINANCIAL ADVISOR


     We hereby consent to the use in this Registration Statement on Form S-4 of our letter to the Executive Committee of Roney & Co. included as Appendix II to the Prospectus that is a part of this Registration Statement, and to the references to such letters and to our firm in such Prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                  /s/ WHEAT FIRST SECURITIES, INC.

                                  WHEAT FIRST SECURITIES, INC.



Richmond, Virginia
Date: February 24, 1998